Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
May 17, 2011	+1 858.503.3233
msund@maxwell.com

MARK ROSSI ELECTED CHAIRMAN OF MAXWELL TECHNOLOGIES’ BOARD

SAN DIEGO, Calif. —Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that Mark S. Rossi has been elected chairman of the company’s board of directors.

Rossi, 54, succeeds Robert L. Guyett, who was reelected to the company’s board at its annual stockholders meeting on May 11, and continues as chairman of the Audit Committee and serves on the Compensation and Nominating, Governance & Strategy committees.

Rossi is a Senior Managing Director of Cornerstone Equity Investors LLC, a New York-based private equity firm, and also serves on the boards of Cardtronics, Inc, the world’s largest non-bank ATM operator, and several private companies and non-profit organizations. He joined Maxwell’s board in 1997, and also is chairman of Maxwell’s Compensation Committee and serves on the Audit and Nominating, Governance & Strategy committees.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications.